                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("AGREEMENT"), is entered into this _____ day of _____________, 1999 ("EFFECTIVE DATE"), by and among Spearhead Automated Systems, Inc., a Michigan corporation ("COMPANY"), Stephen R. Howard and Liberty Tool and Engineering Corporation ("SHAREHOLDERS"), and Flow International Corporation, a Washington corporation ("BUYER").

                                    RECITALS

         A. Shareholders own all the issued and outstanding stock of Company.

         B. Buyer wishes to buy the assets of Company pursuant to the terms and conditions set forth herein.

         INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer, Company, and Shareholders hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, capitalized terms shall have the following meanings:

         "AFFILIATE"--a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person, or (ii) which beneficially owns or holds 5% or more of any class of the voting stock of another Person, or (iii) 5% or more of the voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by another Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Asset Purchase Agreement.

         "ASSETS" shall have the meaning given in Section 2.1.

         "BUSINESS CONDITION" shall have the meaning given in Section 3.1.

         "BUYER" means Flow International Corporation, a Washington corporation.

         "BUYER DISCLOSURE SCHEDULE" means a document referring specifically to the representations and warranties in this Agreement that is delivered by Buyer to Shareholders within five (5) business days after the execution of this Agreement.

         "BUYER REQUIRED STATUTORY APPROVALS" shall have the meaning given in
Section 4.2.

         "CHARTER DOCUMENTS" shall have the meaning given in Section 3.1.

         "CLAIM NOTICE" means a written notice in reasonable detail of the facts and circumstances that form the basis of an indemnification claim hereunder and setting forth an estimated amount of the potential Losses, if possible, and the sections of this Agreement upon which the claim for indemnification for such Losses is based.

         "CLOSING" means the closing of the Transaction.

         "CLOSING DATE" means the date of the Closing.

         "COMPANY" means Spearhead Automated Systems, Inc., a Michigan corporation.

         "COMPANY DISCLOSURE SCHEDULE" means a document containing the factual disclosures called for by the representations and warranties in this Agreement that is delivered by Company and Shareholders to Buyer within five
(5) business days after the execution of this Agreement.

         "COMPANY FINANCIAL STATEMENTS" shall have the meaning given in
Section 3.4.

         "COMPANY INTELLECTUAL PROPERTY" shall have the meaning given in
Section 3.13.

         "COMPANY REQUIRED STATUTORY APPROVALS" shall have the meaning given in Section 3.2.

         "COMPANY SHARES" means the issued and outstanding shares of capital stock of Company.

         "CONFIDENTIAL INFORMATION" shall have the meaning given in Section
11.8.

         "CONSENT" means a consent, approval, Order, or authorization of, or registration, declaration, or filing with, or exemption by a Governmental Entity.

         "COUNTERNOTICE" means a written objection to a claim or payment setting forth the basis for disputing such claim or payment.

         "DUE DILIGENCE" shall have the meaning set forth in Section 7.5.

         "ENVIRONMENTAL LAWS" shall have the meaning given in Section 3.17.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGREEMENT" means the Escrow Agreement called for by Section
2.1.

         "GAAP" means generally accepted accounting principles consistently applied.

         "GOVERNMENTAL ENTITY" means a court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign.

         "HAZARDOUS SUBSTANCES" shall have the meaning given in Section 3.17.

         "KEY EMPLOYEES" shall mean those employees of Company who are employed in managerial, technical or professional capacities..

         "KNOWLEDGE" in reference to Company means that Stephen R. Howard, President of the Company, has reviewed the specific representation and warranty and the related Company Disclosure Schedule to which such knowledge statement is made, and, in so doing, has exercised reasonable due diligence, and based upon the foregoing, he is not aware and has no reason to be aware of any inaccuracies in such specific representation and warranty and related Company Disclosure Schedule with respect to which such knowledge statement is made.

         "LEASED PROPERTY" shall have the meaning given in Section 3.16.

         "LIENS" means any mortgage, deed of trust, security interest, retention of title or lease for security purposes, pledge, charge, encumbrance, equity, claim, easement, right of way, covenant, condition or restriction, leasehold interest or any right of any kind of any other Person in or with respect to any property of Company.

         "LOSSES" shall mean direct and actual losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys' fees) of any kind, net of any insurance proceeds, but excluding all indirect and/or consequential damages of any kind.

         "ORDER" means a decree, judgment, injunction, ruling, or other order of a Governmental Entity having jurisdiction, whether temporary, preliminary, or permanent.

         "PAYMENT CERTIFICATE" shall mean a written claim for payment of Losses, in reasonable detail and specifying the amount of such Losses.

         "PERSON" means an individual, partnership, corporation, trust or unincorporated organization, or a Governmental Agency.

         "PLAN" shall mean an employee bonus, profit sharing, retirement, stock purchase, stock option, recapitalization, insurance, medical, life, disability, severance, or other benefit plan.

         "PURCHASE PRICE" shall have the meaning given in Section 2.1.

         "REAL PROPERTY" shall have the meaning given in Section 3.17.

         "RETURNS" means all returns, information statements, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing. The term "Return" means any one of the foregoing Returns.

         "SCHEDULE OF EXCEPTIONS" shall mean a document containing all exceptions to the representations and warranties in this Agreement, other than those exceptions specifically set forth in this Agreement, that is delivered by Company and Shareholders to Buyer prior to the execution of this Agreement.

         "SHAREHOLDERS" shall mean Stephen R. Howard and Liberty Tool and Engineering Corporation.

         "STUB BALANCE SHEET" shall have the meaning given in Section 3.4.

         "STUB PERIOD DATE" shall have the meaning given in Section 3.4.

         "SUBSIDIARY" shall have the meaning given in Section 3.1.

         "TAX" or "TAXES" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax or obligation (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, including any liability for taxes under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law).

         "TAX PERIOD" means, with respect to any tax, the period for which the Tax is reported as provided under applicable tax law.

         "TRANSACTION" shall mean the purchase of the Assets by Buyer pursuant to the terms of this Agreement.

         "THRESHOLD AMOUNT" shall have the meaning given in Section 9.6.

         "VIOLATION" shall have the meaning given in Section 3.3.

         "YEAR 2000 COMPLIANT" shall have the meaning given in Section 3.13.

                                   ARTICLE II

                               PURCHASE OF ASSETS

         2.1 PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, as defined below, Company shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Company, all of the operating assets of Company (the "Assets"), which are currently owned by, or being used by the Company in its business, except for those assets listed on Schedule 2.1. The Assets include, but are not limited to the following:

         (a)      Office furniture and fixtures
         (b)      Equipment
         (c)      Inventory and Supplies
         (d)      Accounts Receivable
         (e)      Leasehold Improvements
         (f)      Goodwill and Going Concern Value
         (g)      Promotional and Proprietary Rights
         (h)      All jobs and work in progress
         (i)      Company's customer lists
         (j)      Company's interest in its contracts and leases
         (k)      Cash

         2.2 ASSUMPTION OF LIABILITIES. Buyer shall assume or pay at Closing the liabilities of Company included on the Stub Balance Sheet, together with such changes through Closing as may occur in the ordinary course of Company's business.

         2.3 PURCHASE PRICE. In consideration for the sale, assignment and transfer of the Assets and the representations, warranties, and covenants contained herein, Buyer agrees to pay to Company the aggregate amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) together with the assumption of liabilities in Section 2.2, ("PURCHASE PRICE"). Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) of the Purchase Price shall be payable at Closing by wire transfer of immediately available funds. Two Hundred Fifty Thousand Dollars ($250,000) of the Purchase Price shall be paid on the Effective Date by wire transfer. One Hundred Thousand Dollars ($100,000) of the Purchase Price shall be placed in escrow pursuant to the terms of an escrow agreement ("ESCROW AGREEMENT") in form and substance satisfactory to both Buyer and Company to be held for six months following the Closing Date. Disbursement of the funds placed in escrow shall be subject to offset rights in Section 9.7.

         2.4 CLOSING DATE. The Closing shall take place on September 1, 1999 (the "CLOSING DATE" or "CLOSING"), at the offices of Jaffe, Raitt, Heuer & Weiss, unless another date or place is agreed to in writing by the parties hereto.

         2.5      CLOSING DATE DELIVERIES.

         (a) On the Closing Date, Company and Shareholders shall deliver to Buyer the following validly executed instruments:

                  (i) certified copy of resolutions of the Board of Directors and shareholders of Company authorizing the execution and performance of this Agreement and the transaction contemplated hereby;

                  (ii) validly executed assignments of all leases listed on the Company Disclosure Schedule and all required lessor's consents to such assignments, satisfactory in form and substance to Buyer;

                  (iii) validly executed assignments of all contracts to be assumed by Buyer as set forth on the Company Disclosure Schedule, together with such additional contracts as the Company may have entered into between the Effective Date and Closing, together with all necessary third party consents to such assignments, satisfactory in form and substance to Buyer;

                  (iv) bill of sale for all Assets being purchased by Buyer, satisfactory in form and substance to Buyer;

                  (v) an opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel to Company and Shareholders required by
Section 8.2.3;

                  (vi) the closing certificate required by Sections 8.2.1 and 8.2.2;

                  (vii) lien releases for any Assets being purchased hereunder, subject to Buyer paying or assuming the related liabilities, satisfactory in form and substance to Buyer;

                  (viii) assignments in recordable form with the applicable trademark, patent or copyright office of all Company Intellectual Property being purchased or transferred hereunder, satisfactory in form and substance to Buyer;

                  (ix) validly executed assignments of title for all vehicles being purchased hereunder, so that the titles may be transferred to Buyer;

                  (x)      the executed Escrow Agreement;

                  (xi) the documents required by Sections 5.5(e) and (f) herein;

                  (xii) the Employment Agreement described in Section 8.2.5 hereof, executed by Stephen R. Howard;

                  (xiii) the Non-Compete Agreement described in Section 8.2.6 hereof, executed by Stephen R. Howard; and

                 (xiv) such other instruments or documents necessary or reasonably desirable to consummate the Transaction, all satisfactory in form and substance to Buyer.

         (b) On the Closing Date, Buyer shall deliver to Company the following validly executed instruments:

                  (i) Two Million Four Hundred and Fifty Thousand Dollars ($2,450,000) payable to Company by wire transfer of immediately available funds;

                  (ii)     The Escrow Agreement;

                  (iii) Certified copy of resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the Transaction contemplated hereby;

                  (iv)     Opinion of counsel to Buyer as required by Section
8.3.3;

                  (v) The closing certificate required by Sections 8.3.1 and 8.3.2;

                  (vi) The Employment Agreement described in Section 8.2.5 hereof signed by the Buyer;

                  (vii) The Non-Compete Agreement described in Section 8.2.6 hereof signed by the Buyer;

                  (viii) Assumption agreement for all liabilities being assumed by Buyer, satisfactory in form and substance to Seller; and

                  (ix) Such other instruments or documents necessary or desirable to consummate the Transaction, all satisfactory in form and substance to Buyer.

         (c) On the Closing Date, Buyer shall deliver to Escrow Agent the following validly executed instruments:

                  (i)      The executed Escrow Agreement; and

                  (ii) One Hundred Thousand Dollars ($100,000) by wire transfer.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                           OF COMPANY AND SHAREHOLDERS

         Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Shareholders and Company to Buyer prior to the execution of this Agreement (the "SCHEDULE OF EXCEPTIONS"), and whether or not the Schedule of Exceptions is referred to in a specific section or subsection, Company and Shareholders, jointly and severally, represent and warrant to Buyer as follows:

         3.1 ORGANIZATION, STANDING, AND POWER. Company is a corporation duly organized, validly existing, and in good standing under the laws of Michigan. Company has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified, validly existing and in good standing (in such jurisdictions in which good standing is applicable) to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "BUSINESS CONDITION" with respect to any entity shall mean the business, financial condition, results of operations or assets. In this Agreement, a "SUBSIDIARY" of any corporation or other entity means a corporation, partnership, limited liability company, or other entity of which such corporation or entity directly or indirectly owns or controls voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity. Company has no Subsidiary.

         3.2 AUTHORITY. Company and Shareholders have, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Company's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "COMPANY'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, Orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Company and Shareholders of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and Shareholders, including the approval of the Board of Directors and all shareholders of Company. This Agreement has been duly executed and delivered by Company and Shareholders and constitutes a valid and binding obligation of Company and Shareholders enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

         3.3      COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

         (a) Company holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on Company's Business Condition. To Company's Knowledge, there are and for the past three years there have been no material violations or claimed material violations of any federal, state or local license, permit, or authorization or any statute, law, ordinance, judgment, decree, rule or regulation applicable to Company. Subject to the satisfaction of the conditions set forth in Section 8, neither the execution and delivery of this Agreement and all other agreements contemplated hereby by Company nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any material obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on the assets or contracts of Company or the Company Shares (any such conflict, violation, default, right, loss or creation being referred to herein as a "VIOLATION") pursuant to, (i) any provision of the Charter Documents of Company or the comparable governing instruments, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, Order, statute, law, ordinance, rule or regulation applicable to Company or its respective properties or assets, other than, in the case of (ii), any such Violation which individually or in the aggregate would not have a material adverse effect on the Business Condition of Company.

         (b) No Consent by any Governmental Entity is required by or with respect to Company in connection with the execution and delivery of this Agreement and all other agreements contemplated hereby by Company or the consummation by Company of the transactions contemplated hereby.

         3.4 FINANCIAL STATEMENTS. Company has delivered to Buyer the balance sheets and statements of income of Company, as of and for the years ended November 30, 1996, 1997 and 1998 which have been compiled by Conway MacKenzie & Dunleavy, Company's independent public accountants, whose reports with respect to such financial statements are included. The Company has delivered to Buyer financial statements of Company as of and for the period ended May 31, 1999 (the "STUB PERIOD DATE"). The financial statements as described above are the "COMPANY FINANCIAL STATEMENTS." The balance sheet as of the Stub Period Date is the "STUB BALANCE SHEET." The Company Financial Statements, (a) have been prepared in accordance with GAAP throughout the periods indicated and in prior periods, (b) except for normal year-end adjustments with regard to the Stub Balance Sheet, fairly present the financial position of Company, as of the respective dates indicated and the results of its operations for the respective periods indicated, and (c) were prepared from the books and records of Company, which books and records are complete and correct and accurately reflect in all material respects the transactions of and other events applicable to Company. There are no material liabilities or obligations except, (i) liabilities that are accrued or reserved against in the Stub Balance Sheet, or

(ii) additional liabilities reserved against since the Stub Period Date that
(x) have arisen in the ordinary course of business; and (y) are accrued or reserved against on the books and records of Company.

         3.5 ACCOUNTS RECEIVABLE. All accounts receivable are not subject to counterclaims or setoffs and are fully collectible within 90 days of the date of Closing without any cost whatsoever to Buyer or Company in collection efforts therefor, except in the case of accounts receivable shown on the Stub Balance Sheet, to the extent of the appropriate reserves set forth on the Stub Balance Sheet, and, in the case of accounts receivable arising since the date of the Stub Balance Sheet, to a reasonable allowance for bad debt which does not reflect a rate of bad debt more than that reflected by the reserve for bad debt on the Stub Balance Sheet.

         3.6 INVENTORIES. The values at which the inventories are shown on the Company Financial Statements have been determined in accordance with GAAP and the normal valuation policy of Company. Said inventories (and items of inventory acquired or manufactured subsequent to the date of the Company Financial Statements), consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided, and the present quantities of all inventory are reasonable in the present circumstances of its business.

         3.7 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since May 31, 1999, there has not been:

         (a) Any change (or any development or combination of developments of which, to the Company's Knowledge, is reasonably likely to result in such a change) in Company's Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and will not have a material adverse effect on Company's Business Condition; or, without limiting the foregoing, any disposition, loss of or damage to any of the properties of Company, whether or not insured, amounting to more than $25,000 in the aggregate;

         (b) Any declaration, payment, or setting aside of any dividend or other distribution (including tax distributions) to or for any of the shareholders of Company of any Company Shares or cash or payment obligations or any payment of fees or costs to any Affiliate of an officer, director or shareholder of the Company, including management fees, administrative fees, royalties or license fees other than management fees, rental payments and tax distributions paid to Liberty Tool and Engineering Corporation ("Liberty"), payment of life insurance premiums on the life of a shareholder of Liberty and transactions between the Company and Spearhead Development Technology, Inc. ("SDI"), Spearhead Trading, Inc. ("Trading"), Frimo, Inc. ("Frimo") and Empowered Production Services, Inc. ("EPS"), as a supplier and customer, all of which fees, rental payments and distributions have been made in the ordinary course of business, consistent with past practice;

         (c) Any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract having or likely to have a material adverse effect on Company's Business Condition other than in the ordinary course of business;

         (d)      Capital expenditure or transaction by Company exceeding
$30,000;

         (e) Entering into or assumption of any material contract or obligation by Company, except in the ordinary course of business (none of which would have a material adverse effect on the Company's Business Condition);

         (f) Revaluation by Company of any of its assets or change in accounting methods or practices;

         (g) Granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards relating to the capital stock of the Company;

         (h) Except for normal yearly adjustments, none of which exceed five percent (5%) per year, increase in the salary or other compensation payable or to become payable by Company to any of its officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such individual;

         (i) Labor dispute or other event or condition with respect to the officers or employees of Company; or

         (j) Any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company having or likely to have a material adverse effect on Company's Business Condition.

         3.8      TAXES.

         (a) All Returns required to be filed on or prior to the date hereof have been properly completed and filed on a timely basis (with extensions) and in correct form in all material respects. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Company or any other information required to be shown thereon. In particular, and without in any manner limiting the foregoing, none of the foregoing Returns contains any position which is or would be subject to penalties under section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law). To the Knowledge of Company, there is no investigation or other proceeding pending, threatened or expected to be commenced by any taxing authority for any jurisdiction in which Company files or Company's predecessor has or should have filed Returns and no issue or claim has been raised by any taxing authority which, by application of similar principles, reasonably could be expected to result in a proposed deficiency. To the Knowledge of Company, there is no investigation or other proceeding pending, threatened or expected to be commenced by any taxing authority for any jurisdiction in which Company does not file tax returns that may lead to an assertion that Company is or may be subject to a given Tax liability in such jurisdiction, and, to Company's Knowledge, there is no meritorious basis for such an investigation or other proceeding that would result in such an assessment..

         (b) With respect to all amounts in respect of Taxes imposed upon Company, or for which Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods (or portions thereof) ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by Company to taxing authorities or others on or before the date hereof have been paid. No issues have been raised (and are currently pending) by any taxing authority in connection with any Returns of Company. No waivers of statutes of limitation with respect to such Returns have been given by or requested from Company. There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to Company that are, or if issued would be, binding on Company. The Company Disclosure Schedule sets forth (i) the taxable years of the Company as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years, sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements of Company, or are being contested and an adequate reserve therefor has been established and is fully reflected in the financial statements of the Company.

         (c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Company. Company is not a party to or bound by (nor will Company, prior to the Closing, become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or arrangement other than its current tax allocation arrangement with Liberty. Company is a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, as a subsidiary.

         (d) All material elections with respect to Taxes affecting Company as of the date hereof are set forth in the Company Disclosure Schedule. None of the assets of Company is property that Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former section 168(f)(8) of the Code. None of the assets of Company directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code. None of the assets of Company is "tax-exempt use property" within the meaning of section 168(h) of the Code. Company has not made nor is bound by any election under Section 197 of the Code. No consent or agreement has been made under section 341 of the Code by or on behalf of Company or any predecessor thereof. Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

         (e) Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or any similar provision of foreign, state or local law. Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Shareholders is not a person other than a United States person within the meaning of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Code section 3406, or of subchapter A of Chapter 3 of the Code or of any other provision of law. Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

         (f) Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

         (g) The unpaid Taxes of Company do not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in Company's Stub Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         (h) Each asset with respect to which Company claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by Company. No material item of income or gain reported by Company for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period.

         3.9 SUPPLIERS, TRADE CREDITORS. Except for utilities, the Company Disclosure Schedule sets forth a complete and accurate list by amount of purchases of the top ten, by dollar volume, suppliers from which Company purchased goods or services from December 1, 1997 through the date hereof. Company has no Knowledge indicating that any of its suppliers intends to cease doing business, or materially restrict or adversely change the terms of the business done, with Company. Company is not contesting the payment of any material obligations to any trade creditors and has paid all amounts in the ordinary course of business.

         3.10 EMPLOYEES. The Company Disclosure Schedule lists, (a) the names, salaries and titles of all Key Employees of Company, and (b) all claims, strikes, grievances, and dismissals and/or resignations of Key Employees after December 31, 1997. Company does not have any written contract of employment or other employment agreement with any of its employees that is not terminable at will without payment of any consideration by Company. There are no pending, or to Company's Knowledge, threatened, labor disputes or claims of any nature by any former or current Company employees. Company is not a party to any collective bargaining agreements. Company has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules, and regulations and requirements relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, payment of social security, unemployment, and withholding taxes, except when failure to comply would not have a material adverse effect on the Company's Business Condition. The consummation of the Transaction will not entitle any Company employee to severance pay, unemployment compensation or any other payment or accelerate the time of payment or vesting of or increase the amount of compensation due to any Company employee.

         3.11 EMPLOYEE BENEFIT PLANS. Each employee benefit plan maintained by Company ("PLAN") covering active, former, or retired employees of Company is listed in the Company Disclosure Schedule. Company has provided to Buyer a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract, and to the extent applicable, the three most recent annual reports (Form 5500) filed with the Internal Revenue Service. To the extent applicable, each Plan either is exempt from or complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of ERISA or Section 412 of the Code. To Company's knowledge, no "PROHIBITED TRANSACTION," as defined in ERISA Section 406 or Code
Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or, to Company's knowledge, anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "SINGLE-EMPLOYER PLAN," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "MULTIEMPLOYER PLAN," within the meaning of Section 4001(a)(3) of ERISA. Company has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. Company does not have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Company other than health care continuation benefits required to be provided under applicable law. Company has not incurred any tax under Section 4980B of the Code in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

         3.12 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will reasonably be expected to: (a) result in any payment by Company (including, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Company under any Plan, agreement, or otherwise, other than payments to Stephen R. Howard pursuant to the Employment

Agreement (defined below) and the Non-Compete Agreement (defined below), (b) increase any benefits otherwise payable under any Plan or agreement, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         3.13 TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS. All patents, trademarks, trade names, service marks, copyrights and any renewal rights therefor, software, mask works, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, applications for any of the foregoing, and all other tangible or intangible proprietary information or materials that are or have been used in (including in the development of) any product, technology or process (i) currently being or formerly manufactured, developed or marketed by Company, or (ii) previously or currently under development for possible future manufacturing, development, marketing or other use by Company will hereinafter be referred to as the "COMPANY INTELLECTUAL PROPERTY."

                  (a) The Company Disclosure Schedule lists: (i) all patents, copyrights, trademarks and any applications and registrations for any of the foregoing included in the Company Intellectual Property, together with a list of all of Company's currently manufactured products and currently published software products, (ii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company or any other person is authorized to use any of the Company Intellectual Property, and (iii) all development agreements entered into by Company.

                  (b) The Company Intellectual Property consists solely of items and rights which are: (i) owned by Company, (ii) in the public domain, or
(iii) rightfully used by Company and its successors pursuant to a valid written license and, with respect to Company Intellectual Property owned by Company, Company owns the entire right, title and interest in and to such Company Intellectual Property free and clear of any Liens. To the Knowledge of Company, Company has all rights in the Company Intellectual Property necessary to carry out Company's current, former, and anticipated future (up to the Closing) activities, including rights to make, use, exclude others from using, sell, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

                  (c) All right and title in the patents and applications thereto included in the Company Intellectual Property ("PATENTS") are owned exclusively by Company. To the Knowledge of Company, the inventions which are the subject of the Patents were not known or used by Company or its employees or agents or by third parties in any country before the invention thereof by said employees or agents. To the Knowledge of Company, the inventions which are the subject of the Patents were not patented or described in a printed publication in any country or placed in public use or on sale in any country more than one year prior to the date of application for patents by Company. To the Knowledge of Company there is no prior art more relevant to the inventions which are the subject of the Patents than that considered by the relevant patent office during the prosecution of the patent applications and patents for the inventions which are the subject of the Patents.

                  (d) Company is not, nor, as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense or agreement to which Company is a party or otherwise bound. Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration with respect to any exercise of rights by Company or Buyer in the Company Intellectual Property.

                  (e) To the knowledge of Company, the Company Intellectual Property does not infringe on any patent, copyright, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, or moral rights, of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the Company Intellectual Property infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted against the Company or, to the Knowledge of Company, are threatened by any person against the Company nor to the Knowledge of Company are there any valid grounds for any bona fide claim of any such kind against the Company. All granted or issued patents and mask works and all trademarks and copyrights held by Company are valid, enforceable and subsisting, and all patent applications, provisional patents, copyright applications and trademark applications with respect to the Company Intellectual Property are pending and in good standing, all without challenge of any kind; and no aspect thereof is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any governmental authority or arbitrator. To the Knowledge of Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

                  (f) Company has secured from all parties who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property valid and enforceable written assignments of any such work or other rights to Company.

                  (g) All software included in the Company Intellectual Property relating to any critical business function of the Company, other than any software included in any products sold by the Company at any time prior to a date one year prior to Closing, is year 2000 Compliant ("YEAR 2000 COMPLIANT"). All software included in any products sold by the Company was purchased from and warranted by third party vendors. Year 2000 Compliant means date information that accurately processes date/time data (including storing, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999, 2000 and 2001 specifically, and the leap year calculations.

         3.14 PERSONAL PROPERTY. Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, Liens, and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the balance sheet included in the Company Financial Statements or used in Company's business as of the date of such balance sheet even if not reflected thereon, except for acquisitions and dispositions since the Stub Period Date in the ordinary course of business and except for a security interest in favor of Comerica Bank in substantially all of the Company's assets securing a line of credit, leases on certain vehicles and a lease of the premises upon which the Company conducts its business. The Company Disclosure Schedule lists all personal property having a depreciated book value of $2,000 or more, which are used by Company in the conduct of its business and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.

         3.15 MAJOR CONTRACTS. The Company Disclosure Schedule sets forth a complete and accurate list of any contract (other than contracts under which no party thereto has any remaining liability, absolute or contingent and other than contracts included or listed in another Schedule) to which Company is a party other than, (a) purchase or sale contracts for the purchase or sale of supplies or inventory entered into in the ordinary course of business of Company, which do not commit Company for a period of more than six (6) months or involve commitments for sale or purchase in excess of $100,000 per contract, and (b) contracts entered into in the ordinary course of business, no one of which involves obligations by or to Company of $50,000 or more and which, in the aggregate, do not involve obligations by Company of more than $100,000. The contracts listed on the Company Disclosure Schedule are, and upon purchase of the Assets by Buyer and satisfaction of the conditions set forth in Section 8 hereof, shall remain, in full force and effect and are valid and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equitable principles. To the Knowledge of Company, no event has occurred and no condition exists which constitutes, or with notice or lapse of time or both would constitute, a material default by Company, or to the Knowledge of Company, by any other party to such contracts.

         3.16 REAL PROPERTY. All real property deeds (for real property owned by Company), leases and subleases as to which Company is a party ("LEASED PROPERTY") and any amendments or modifications thereof are listed on the Company Disclosure Schedule are valid, in full force and effect and enforceable, and there are no existing defaults, and Company has not received or given notice of default or claimed default with respect to any lease, nor is there any event that with notice or lapse of time, or both, would constitute a default by Company thereunder. The Leased Property is not the subject of any official complaint or notice of violation of any applicable zoning, building or environmental protection code, and no such violation, to the Knowledge of Company exists, except when such violation would not have a material adverse effect on the Company's Business Condition.

         3.17     ENVIRONMENTAL MATTERS.

         (a) Neither Company nor, to the Knowledge of Company, any previous owner, tenant, occupant or user of real property, used, owned or leased by Company (the "REAL PROPERTY has discharged or released on the Real Property any Hazardous Material (as defined below) in violation of any federal, state or local statute, regulation, rule or order applicable to health, safety and the environment, including contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials ("ENVIRONMENTAL LAWS"), except for those that would not, individually or in the aggregate have a material adverse effect on the Business Condition of Company;

         (b) No Hazardous Material has been used by Company in the operation of Company's business and discharged or disposed of by the Company in violation of Environmental Laws in amounts that would violate any Environmental Laws;

         (c) Company has not received from any Governmental Entity or third party any request for information, notice of claim, demand letter, or other notification, notice or information that Company is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property;

         (d) To the Knowledge of Company, there have been no environmental investigations, studies, audits, tests, reviews, or other analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos at any of the Real Property sites other than an environmental review conducted by Company's landlord in connection with refinancing the office park that encompassed Company's facility

         (e) To the Knowledge of Company, there is no asbestos present in any Real Property presently owned or operated by Company, and no asbestos has been removed from any Real Property while such Real Property was owned or operated by Company; and

         (f) To the Knowledge of Company, there are no underground storage tanks on, in or under any of the Real Property and no underground storage tanks have been closed or removed from any Real Property which are or have been in the ownership of Company.

         "HAZARDOUS MATERIAL" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order, (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity, (iii) the presence of which on any of the Real Property causes or threatens to cause a nuisance on any of the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any of the Real Property, or (iv) the presence of which on adjacent properties could constitute a trespass by Company or the then current owner(s) of any of the Real Property.

         3.18 LITIGATION AND OTHER PROCEEDINGS. Neither Company nor any of its officers, directors, or employees is a party to any pending or, to the Knowledge of Company, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, or discrimination claim in or by any court or governmental board, commission, agency, Governmental Entity, department, or officer, or any arbitrator, arising from the actions or omissions of Company or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of Company, which individually or in the aggregate would be have a material adverse effect on the Business Condition of Company. Company is not subject to any order, writ, judgment, decree, or injunction that has or will have a material adverse effect on Company's Business Condition.

         3.19 PRODUCT LIABILITY. To the Knowledge of Company, each product manufactured, sold or distributed by Company has been in material conformity with all applicable contractual commitments and all express and implied warranties and in material compliance with all applicable laws and regulations. Since December 31, 1995, there is no existing liability, claim or obligation arising from or alleged to arise from any actual or alleged injury to persons or property as a result of the ownership, possession or use of any product manufactured, sold or distributed by Company, nor, to the Knowledge of Company, are there any reasonable basis for such claims. No warranty costs for known claims will be incurred in excess of the amount reserved for.

         3.20 CERTAIN TRANSACTIONS. Except for (a) relationships with Company as an officer, director, or employee thereof (and compensation by Company in consideration of such services) and (b) relationships with Company as stockholders, no directors, officers, or shareholders of Company, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, other than payment of certain management fees, tax distributions and lease payments from the Company to Liberty, payment of life insurance premiums on the life of a shareholder of Liberty, and transactions between the Company and SDT, Trading, Frimo and EPS as a supplier and customer. None of Company's officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Company, or any supplier, distributor, or customer of Company, except for (i) the normal rights of a stockholder, (ii) rights under existing employee benefit plans, and (iii) and the interest of Liberty as a shareholder in Frimo of which Stephen R. Howard is President and the interest of Stephen R. Howard as a shareholder, officer and director of SDT.

         3.21 INSURANCE AND BANKING FACILITIES. The Company Disclosure Schedule contains a complete and correct list of (a) all contracts of insurance or indemnity of Company in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts, and expiration date) and (b) the names and locations of all banks in which Company has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Company with respect to any such contracts of insurance or indemnity have been paid, and Company does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

         3.22 GUARANTIES AND SURETYSHIPS. Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters), Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any person, corporation, partnership, joint venture, association, organization, or other entity.

         3.23 CERTAIN PAYMENTS. Neither Company, nor to the Knowledge of Company, any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (a) made an unreported political contribution, (b) made or received any payment which was not legal to make or receive, (c) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Company, or (d) created or used any "off-book" bank or cash account or "slush fund". Neither Company, nor, to the Knowledge of the Company, any director, officer, employee, or agent of Company has been or is the subject of any investigation by any Governmental Entity in connection with any such payment, provision of services, or contribution.

         3.24 BOOKS AND RECORDS. All records of Company, including all customer, intellectual property, supplier, accounting, personnel and computer records, are maintained with reasonable completeness and accuracy.

         3.25 BROKERS AND FINDERS. Company has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Company owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

         3.26 ASSETS SUFFICIENT TO OPERATE BUSINESS. The Assets, Company Intellectual Property, agreements and instruments being acquired pursuant to this Agreement include all assets, Company Intellectual Property, agreements and instruments of Company, used in or intended for use in the Company's business and are sufficient to operate Company's business as it was being conducted as of the Stub Period Date.

         3.27 DISCLOSURE. Neither the representations or warranties made by Company in this Agreement, nor the final Company Disclosure Schedule or any other certificate executed and delivered by Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the Knowledge of Company, there are no fact or facts pertaining to Company or its businesses which could have a material adverse effect on the Business Condition of Company and which have not been disclosed to Buyer by Company in writing.

         3.28 RELIANCE. The foregoing representations and warranties are made by Company and Shareholders with the knowledge and expectation that Buyer is placing reliance thereon.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which identifies by section number the section and subsection to which such disclosure relates and is delivered by Buyer to Shareholders and Company prior to the execution of this Agreement (the "BUYER DISCLOSURE SCHEDULE"), and whether or not the

Buyer Disclosure Schedule is referred to in a specific section or subsection, Buyer represents and warrants to Company as follows:

         4.1 ORGANIZATION; STANDING AND POWER. Buyer is a corporation duly organized, and validly existing under the laws of the state of Washington, has all requisite power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure so to qualify would have a material adverse effect on the Business Condition of Buyer.

         4.2 AUTHORITY. Buyer has, or shall have prior to the Closing, all requisite corporate power and authority to enter into this Agreement and, subject to the Buyer's Required Statutory Approvals, to consummate the transactions contemplated hereby. As used in this Agreement "BUYER'S REQUIRED STATUTORY APPROVALS" means such filings, authorizations, Orders and approvals as may be required under federal or foreign laws, or securities laws. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer including the approval of the Board of Directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to
(i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles, including the availability of specific performance, injunctive relief and other equitable remedies.

         4.3      COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS.

         (a) Buyer holds, and at all times has held, all licenses, permits, and authorizations from all Governmental Entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not have a material adverse effect on the Business Condition of Buyer. There are no material violations or claimed material violations of any such license, permit, or authorization or any such statute, law, ordinance, rule or regulation. Subject to the satisfaction of the conditions set forth in Section 8, neither the execution and delivery of this Agreement and all other agreements contemplated hereby by Buyer nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on the assets or contracts of Buyer pursuant to, (i) any provision of the Articles of Incorporation or Bylaws of Buyer, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, Order, statute, law, ordinance, rule or regulation applicable to Buyer or its respective properties or assets, other than, in the case of (ii), any such violation which individually or in the aggregate would not have a material adverse effect on the Business Condition of Buyer.

         (b) No Consent by any Governmental Entity, except for Buyer's Required Statutory Approvals, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and all other agreements contemplated hereby by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         4.4 BROKERS AND FINDERS. Neither Buyer, nor any of its directors, officers, or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

         4.5 RELIANCE. The foregoing representations and warranties are made by Buyer with the knowledge and expectation that Company is placing reliance thereon.


                                    ARTICLE V

                              COVENANTS OF COMPANY

         During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Company and Shareholders agree (except as expressly contemplated by this Agreement or with Buyer's prior written consent, which will not be unreasonably withheld or delayed) that:

         5.1      CONDUCT OF BUSINESS.

                  5.1.1 ORDINARY COURSE. Company shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants, and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of Company that is material and adverse to the Business Condition of Company. Company shall not:

                           (a) Grant any severance or termination pay to any officer or director or, except in the ordinary course of business consistent with past practices to any employee of Company;

                           (b) Commence a lawsuit other than: (i) for the routine collection of bills; (ii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company's business, provided Company consults with Buyer prior to filing such suit; or
         (iii) for a breach of this Agreement;

                           (c) Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business;

                           (d) Make any capital expenditures in excess of $5,000 for any single item or $10,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $1,000; or

                           (e) Sell or dispose of any capital assets not in the ordinary course of business.

                  5.1.2 DIVIDENDS; CHANGES IN STOCK. Company shall not: (a) declare or pay any dividends on or make other distributions (whether in cash, stock, or property) in respect to any of its capital stock; (b) split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (c) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock; or (d) propose any of the foregoing.

                  5.1.3 NO ACQUISITIONS. Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business Condition of Company.

                  5.1.4 NO DISPOSITIONS. Company shall not sell, lease, license, transfer, mortgage, encumber, or otherwise dispose of any of its assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

                  5.1.5 INDEBTEDNESS. Company shall not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of Company.

                  5.1.6 PLANS; EMPLOYEES. Company shall not adopt or amend in any material respect any Plan, or pay any pension or retirement allowance not required by any existing Plan. Company shall not enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors, or employees, or increase the salaries, wage rates, or fringe benefits of its officers or employees other than pursuant to scheduled reviews under Company's normal compensation review cycle, in all cases consistent with Company's existing policies and past practice.

                  5.1.7 CLAIMS. Company shall not settle any claim, action, or proceeding, except in the ordinary course of business or in amounts that are not material, individually or in the aggregate, to the Business Condition of Company.

                  5.1.8 AGREEMENT. Company shall not agree to take any of the actions prohibited by this Section 5.1.

         5.2 BREACH OF REPRESENTATION AND WARRANTIES. Company and Shareholders shall not take any action that would cause or constitute a breach of any of the representations and warranties set forth in this Agreement or that would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Company will give detailed notice thereof to Buyer and will use reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

         5.3 CONSENTS. Company will promptly apply for or otherwise seek, and use reasonable efforts to obtain, all consents and approvals, and make all filings, required with respect to Company for the consummation of the Transaction, except such consents and approvals as Buyer and Company agree that Company shall not seek to obtain.

         5.4 REASONABLE EFFORTS. Company will use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, provided that Company shall in no event be required to agree to the imposition of, or comply with, any condition, obligation, or restriction on Company of the type referred to in
Section 8.1.3 hereof.

         5.5      TAXES.

         (a) PREPARATION AND FILING OF RETURNS. Between the date hereof and the Closing Date, Shareholders shall cause Company to prepare and file on or before the due date therefor all Returns required to be filed by Company (except for any Return for which an extension has been granted as permitted hereunder) on or before the Closing Date, and shall pay, or cause Company to pay, all Taxes (including estimated Taxes) due on such Return (or due with respect to Returns for which an extension has been granted as permitted hereunder) or which are otherwise required to be paid at any time prior to or during such period. Such Returns shall be prepared in accordance with the most recent Tax practices as to elections and accounting methods except for new elections that may be made therein that were not previously available, subject to Buyer's consent (not to be unreasonably withheld or delayed).

         (b) NOTIFICATION OF TAX PROCEEDINGS. Between the date hereof and the Closing Date, to the extent Shareholders or Company has knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of Company, Shareholders shall provide prompt notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

         (c) TAX ELECTIONS, WAIVERS AND SETTLEMENTS. Company and Shareholders shall not, and Shareholders shall cause Company not to, take any of the following actions: (i) make, revoke or amend any Tax election; (ii) execute any waiver of restrictions on assessment or collection of any Tax; or (iii) enter into or amend any agreement or settlement with any Tax authority.

         (d) NONFOREIGN AFFIDAVIT. Shareholders shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code.


                                   ARTICLE VI

                       NONCOMPETITION AND NONSOLICITATION

         6.1 NONCOMPETITION. At the Closing, Shareholders shall enter into a Non-Compete Agreement with the Buyer (the "Non-Compete Agreement"), in the form of Exhibit 8.2.6 attached hereto.

         6.2 SPEARHEAD TRADING COMPANY. Following the Closing Date, Shareholders shall ensure that Spearhead Trading Company will cease selling spare parts to Company and Company's customers.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

         In addition to the foregoing, Buyer and Company each agree to take the following actions after the execution of this Agreement.

         7.1 ACCESS TO INFORMATION. Company shall, subject to applicable law, afford to Buyer and its respective accountants, counsel, and other representatives, reasonable access during normal business hours (a) to all of its properties, books, contracts, commitments, and records, and (b) to all other information concerning the business, properties and personnel of Company, and
(c) to conduct an environmental assessment of Company as Buyer may reasonably request and as is necessary to complete the Transaction and prepare for an orderly transition to operations after the Closing. Shareholders and Buyer further agree that (i) Buyer shall only be provided access to the Company's books, records, contracts and commitments at the officers of Conway, MacKenzie & Dunleavy, 401 South Old Woodward Ave., Suite 340, Birmingham, Michigan 48009,
(ii) inspection of the Company's tangible assets shall only take place by prior appointment made with Stephen R. Howard only, (iii) Buyer shall not contact any customers, suppliers, creditors or employees of the Company without the Company's prior written consent, and (iv) Company shall not be obligated to give Buyer access to its active quote log or similar data, customer lists or any contract with motoman supplier. Buyer agrees to return all information received from the Company, including all copies made of any such information, upon termination of this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

         7.2 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

         7.3 ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all properties, assets, rights, approvals, immunities, and franchises, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         7.4 PUBLIC ANNOUNCEMENTS. Buyer, Shareholders and Company shall cooperate with each other in releasing information concerning this Agreement and the Transaction, and no release of information shall be made without the consent of both Stephen R. Howard and Buyer. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Buyer represents to the Company that the execution of this Agreement will not require it to make any public disclosure of the existence of this Agreement. Nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity or from issuing any release when it believes it is legally required to do so, provided such party gives the other party prompt notice of such Order, if applicable, and complies with any protective order (or equivalent) imposed on such disclosure.

         7.5 DUE DILIGENCE. Buyer will perform a due diligence review ("DUE DILIGENCE") with regard to the Company. Buyer shall commence its review after it receives the Company Disclosure Schedule and complete its review within two (2) weeks of beginning the review (the "Due Diligence Period"). Shareholders and Company will cooperate with Buyer in this review. Buyer shall, upon execution of this Agreement, deliver to Company by wire transfer to Fidelity Bank, 1040 Maple, Birmingham, Michigan 48009, ABA Routing No. 072412655, for credit to Conway, MacKenzie & Dunleavy, Account No. 00-809-593, as a non-refundable deposit, the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deposit"). If Buyer notifies the Company in writing within the Due Diligence Period that it is not satisfied with its due diligence (the "Due Diligence Notice"), this Agreement shall terminate, the Company shall retain the Deposit, together with any interest thereon, and neither the Company, the Shareholders nor the Buyer shall have any further obligations to each other, except that the provisions of Sections 7.2, 7.4, 10.2, 11.7, 11.8 and 11.9 shall survive any such termination. In the event of such termination, Company shall retain the Deposit, unless Buyer's decision is specifically attributable to a material breach of one of the representations and warranties in this Agreement and, as a result of such breach, Buyer will be unable to operate the business of Company as it is operated at the Effective Date. If Buyer does not send the Due Diligence Notice within the Due Diligence Period, Buyer shall be deemed to be satisfied with its Due Diligence and shall be deemed to have waived the condition to Buyer's obligations set forth in Section 8.2.7 of this Agreement without further action on the part of Buyer. Notwithstanding the above, Buyer may terminate this Agreement, and Company shall return the Deposit, if Buyer is not reasonably satisfied with the results of a Phase I environmental audit to be commenced during the Due Diligence Period and completed no more than one week after completion of the Due Diligence Period.

         7.6       POST-CLOSING EMPLOYEE AND EMPLOYEE BENEFIT MATTERS.

                           (a)      Subject to the provisions of this Section
7.6, as of the Closing Date, Buyer shall offer employment on substantially the same terms and conditions (including, without limitation, substantially the same positions, seniority and responsibilities and compensation and fringe benefits that in the aggregate are of comparable value to the compensation and benefits received from Company) to all individuals then employed by the Company, whether or not such individuals are active or inactive, including, without limitation, such individuals employed by the Company who are absent from active employment on the Closing Date by reason of an approved leave of absence, sickness, disability, lay off, or vacation. For purposes of this Agreement, employees of the Company who, on or after the Closing Date, become employees of Buyer shall be referred to herein as the "Hired Employees."

                           (b)      Effective as of the Closing Date, Buyer
shall cover each Hired Employee under new or existing Plans of Buyer (collectively the "Buyer Plans" and individually a "Buyer Plan"). With respect to each Buyer Plan that on or after the Closing Date covers Hired Employees, employment with the Company prior to the Closing Date shall be considered as employment with Buyer for purposes of eligibility to participate, waiting or elimination periods, preexisting condition limitation periods, eligibility to receive benefits (including early retirement and disability benefits), vesting and benefit accrual. With respect to each such Buyer Plan that is a defined contribution profit sharing or savings plan and that is intended to be qualified under Section 401(a) of the Code, Buyer shall cause such plan to accept qualifying rollover contributions with respect to the Hired Employees upon evidence satisfactory to Buyer that the transferring plan is tax-qualified under
Section 401(a) of the Internal Revenue Code.

                           (c)      For purposes of determining the rate of
future vacation accruals under each vacation policy of Buyer that, on or after the Closing Date, covers Hired Employees, employment with the Company prior to the Closing Date shall be considered as employment with Buyer.

                           (d)      With respect to each Buyer Plan that is an
employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) ("Buyer Welfare Plan") that on or after the Closing Date covers Hired Employees, Buyer shall cause each such Buyer Welfare Plan to credit each Hired Employee with such employee's 1999 year-to-date deductibles and co-payments paid under the Company's Plans that are employee welfare benefit plans. Buyer shall cause one or more Buyer Plans that are group health plans to provide benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to each individual who, as of the Closing Date, is considered a "qualified beneficiary" (as such term is defined in COBRA) under EACH Company Plan that is a group health plan and who, as of such date, is either receiving or entitled to receive COBRA benefits or who, as of such date, is entitled to elect to receive such benefits. Buyer shall timely provide COBRA notices to each Company employee who does not become a Hired Employee on or after the Closing Date and each other individual who, as of the Closing Date, is otherwise entitled to receive a COBRA notice by reason of having been a participant in a Company Plan that is a group health plan and having experienced a "qualifying event" (as such term is defined in COBRA) whether or not such qualifying event is attributable, directly or indirectly, to any transaction contemplated by this Agreement.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTION. The respective obligation of each party to effect the Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  8.1.1 CONSENTS. All Consents legally required for the consummation of the Transaction shall have been filed, occurred, or been obtained, other than such Consents, the failure of which to obtain would not have a material adverse effect on the consummation of the Transaction contemplated hereby or on the Business Condition of Buyer or Company.

                  8.1.2 NO RESTRAINTS. No statute, rule, regulation, or Order shall have been enacted, entered, promulgated, or enforced by any Governmental Entity of competent jurisdiction that enjoins or prohibits the consummation of the Transaction and that is then in effect.

                  8.1.3 NO BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation, or Order enacted, entered, enforced, or deemed applicable to the Transaction by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Buyer or Company which would have a material adverse effect on the economic or business benefits of the transactions contemplated by this Agreement.

         8.2 CONDITIONS OF OBLIGATIONS OF BUYER. The obligations of Buyer to effect the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:

                  8.2.1 REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS. The representations and warranties of Company and Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (a) as otherwise contemplated by this Agreement, or (b) in respects that do not have a material adverse effect on the Business Condition of Company or on the benefits of the transactions provided for in this Agreement. Buyer shall have received a certificate signed on behalf of Company by an authorized officer to such effect on the Closing Date.



                  8.2.2 PERFORMANCE OF OBLIGATIONS OF COMPANY AND SHAREHOLDERS. Company and Shareholders shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, except for breaches that do not have a material adverse effect on the Business Condition of Company or on the benefits of the transactions provided for in this Agreement. Buyer shall have received a certificate signed on behalf of Company by an officer of Company to such effect.

                  8.2.3 OPINION OF COMPANY'S COUNSEL. Buyer shall have received an opinion dated the Closing Date of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, counsel to Company in form and substance acceptable to Buyer.

                  8.2.4 NO MATERIALLY ADVERSE CHANGE. No materially adverse change shall have occurred between the Stub Period Date and the Closing.

                  8.2.5 HOWARD EMPLOYMENT AGREEMENT. Company and Stephen R. Howard shall have entered into an employment agreement providing for, among other things, a term of one year, renewable for two additional years in Stephen R, Howard's discretion and substantially in the form attached as EXHIBIT 8.2.5 (the "Employment Agreement").

                  8.2.6 NON-COMPETE AGREEMENT Company and Stephen R. Howard shall have entered into a non-compete agreement substantially in the form attached hereto as Exhibit 8.2.6 (the "Non-Compete Agreement").

                  8.2.7 DUE DILIGENCE. Buyer's satisfaction, in its reasonable discretion with its Due Diligence, including the completion of a Phase I environmental review.

         8.3 CONDITIONS OF OBLIGATIONS OF COMPANY. The obligation of Company to effect the Transaction is subject to the satisfaction of the following conditions unless waived by Company in writing:

                  8.3.1 REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (a) as otherwise contemplated by this Agreement, or (b) in respects that do not have a material adverse effect on the Business Condition of Buyer or on the benefits of the transactions provided for in this Agreement. Company shall have received a certificate signed on behalf of Buyer by an authorized officer and Controller of Buyer to such effect on the Closing Date.

                  8.3.2 PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except for breaches that do not have a material adverse effect on the Business Condition of Buyer or on the benefits of the transactions provided for in this Agreement, and Company shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect.

                  8.3.3 OPINION OF BUYER'S COUNSEL. Shareholders shall have received an opinion dated the Closing Date of counsel to Buyer, in form and substance acceptable to Company.

                  8.3.4 EMPLOYMENT AND NON-COMPETE AGREEMENTS. Company and Stephen R. Howard shall have entered into the Employment Agreement and the Non-Compete Agreement.


                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 INDEMNIFICATION BY SHAREHOLDERS. Subject to Sections 9.5 and 9.6, Shareholders shall defend, indemnify, and hold Buyer and its employees, officers, directors and agents (and, following the Closing Date, Company and its employees, officers, directors and agents) harmless from and against, and reimburse Buyer with respect to, any and all Losses incurred by Buyer, or Company by reason of or arising out of or in connection with (a) any breach, or any third party claim that if true, would constitute a breach, by Company or Shareholders of any representation or warranty of Company or Shareholders contained in this Agreement or in any certificate delivered to Buyer pursuant to the provisions of this Agreement and/or (b) the failure, partial or total, of Company or Shareholders to perform any agreement or covenant required by this Agreement to be performed by it. Neither Shareholders nor any of its Affiliates shall make any claim against Company, its employees, officers, directors and agents after the Closing Date for any breach of representation, warranty or covenant under this Agreement or seek contribution or indemnification from Company, its employees, officers, directors and agents with respect to any such breach.

         9.2 INDEMNIFICATION BY BUYER. Subject to Sections 9.5 and 9.6, Buyer shall defend, indemnify, and hold Shareholders harmless from and against, and reimburse Shareholders with respect to, any and all Losses incurred by Shareholders by reason of or arising out of or in connection with: (a) any breach, or any third party claim that if true, would constitute a breach by Buyer of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to Shareholders pursuant to the provisions of this Agreement and/or (b) the failure, partial or total, of Buyer to perform any agreement or covenant required by this Agreement to be performed by it.

         9.3 NOTICE OF CLAIMS. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

                  (a) If an indemnified party reasonably believes that it may incur any Losses, it shall deliver a Claim Notice to the indemnifying party for such Losses. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party's defense of such claim under Section 9.4 hereunder may be timely instituted.

                  (b) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a Payment Certificate to the indemnifying party for such Losses. If a Claim Notice or Payment Certificate refers to any claim, action, suit, or proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto.

                  (c) If, after receiving a Claim Notice or Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Claim Notice or Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. Such Counternotice shall be delivered within thirty (30) days after the date the Claim Notice or Payment Certificate to which it relates is received by the indemnifying party. If no such Counternotice is received within the aforementioned 30-day period, the indemnifying party shall have waived any further objection to the Claim Notice or Payment Certificate or the Losses described in it, and the indemnified party shall be entitled to prompt payment for such Losses from the indemnifying party.

                  (d) If, within thirty (30) days after receipt by the indemnified party of the Counternotice to a Claim Notice or Payment Certificate, the parties shall not have reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of Section 11.10.

                  (e) With respect to any Losses based upon an asserted liability or obligation to a person or entity not a party to this Agreement for which indemnification is being claimed, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the party furnishing the notice of third party claim responding to such claim if such action is reasonably required to minimize damages or to avoid a forfeiture or penalty or to comply with a requirement imposed by law.

         9.4 DEFENSE OF THIRD PARTY CLAIMS. The indemnifying party under this Article IX shall have the right to conduct and control, through counsel of its own choosing, any third-party claim, action, or suit or compromise or settlement thereof. The indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses). If the indemnifying party shall fail to defend any such third-party action, claim, or suit, then the indemnified party may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense; provided, however, that the indemnifying party shall not be liable to pay any such settlement unless the indemnified party shall have given the indemnifying party written notice of the terms of the proposed settlement and the indemnifying party shall have failed, within twenty (20) days of receipt of such notice, to undertake the defense of such action, claim, or suit. The indemnifying party shall not compromise or settle any third-party action, claim, or suit which includes any term that shall require any act or forbearance by the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.
Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to challenge its obligation to indemnify the indemnified party. Buyer, Company and Shareholders shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this Section 9.4.

         9.5 TIME LIMIT. The provisions of this Article IX shall apply only to Losses that are incurred or relate to claims, demands, or liabilities that are asserted or threatened within two (2) years of the Closing Date, except for Tax Losses and Losses with respect to breaches of Section 3.13 and Section 3.17 which shall survive for the applicable statute of limitations; provided, however, that the indemnification obligations for such claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim.

         9.6 LIMITATIONS. Except for breaches of Section 3.8, 3.13 and 3.17 which shall not be subject to any Threshold Amount, the indemnified party shall be entitled to indemnification only if the aggregate Losses exceed Twenty Five Thousand Dollars ($25,000) (the "THRESHOLD AMOUNT"). Once the Threshold Amount has been exceeded, the indemnified party shall be entitled to indemnification for all amounts including the Threshold Amount. The aggregate amount to which an indemnified party shall be entitled to be indemnified will not exceed the Purchase Price. The sole remedy of Buyer, Shareholders and Company for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Article IX.

         9.7 OFFSET. Subject to Sections 9.3, 9.5 and 9.6, Buyer shall have the right to offset from the amount held pursuant to the Escrow Agreement, if any,, any amounts representing Losses resulting to Buyer as a result of any indemnification claim contained in this Agreement. Buyer's exercise of its offset rights shall not limit Buyer's right to recover any amounts owed it that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit Buyer's exercise of its other rights and remedies. Shareholders acknowledges and agrees that Buyer's exercise of its rights pursuant to this section shall not limit Buyer's right to recover any amounts owed to it that exceed the amount obtained by exercise of those rights and, subject to Sections 9.5 and 9.6, such exercise shall not limit Buyer's exercise of its other rights and remedies under this Agreement.

         9.8 LIABILITY FOR FAILURE TO CLOSE. If all conditions to Closing specified in Article VIII have been satisfied or, in the case of the conditions specified by Section 8.2, waived by Buyer, or, in the case of the conditions specified by Section 8.3, waived by Shareholders, and either Buyer or Shareholders fail or refuse to consummate this Transaction, then the party that fails or refuses to consummate this Transaction shall be liable to the other party for all direct and actual losses and damages, including indirect and consequential damages, and expenses (including attorneys fees and related expenses), provided that, should Buyer commence its Due Diligence and elect to terminate this Agreement as provided in Section 7.5 hereof, the Company shall retain the Deposit, subject to the conditions of Section 7.5 hereof.


                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Transaction by Company:

                           (a)      by mutual consent of Buyer and Company;

                           (b)      by either Buyer or Company (provided that
the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant, or agreement that has a material adverse effect on the Business Condition of the Company, on one hand, or Buyer, on the other hand, as the case may be, or on the benefits of the transaction provided for in this Agreement, and such breach has not been cured, or reasonable efforts are not being employed to cure such breach, within ten
(10) days after written notice thereof is given to the party committing such breach;

                           (c)      by either Buyer or Company if the
Transaction shall not have been consummated before September 1, August 20], 1999; or

                           (d)      by either Buyer or Company if any permanent
injunction or other Order of a court or other competent authority preventing the Transaction shall have become final and non-appealable.

         10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by Buyer or Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of the Buyer, Shareholders or Company or their respective officers or directors, except that (i) the provisions of Sections 7.2, 7.4, 10.2, 11.7, 11.8 and 11.9 shall survive any such termination and abandonment,
(ii) no party
shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement, and (iii) the Deposit shall be treated in accord with Section 7.5.




                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement survive the Closing as provided herein

         11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes when personally delivered or given by telex or machine-confirmed facsimile or three business days after a writing is deposited in the United States mail, first class postage or other charges prepaid and registered, return receipt requested, addressed as follows (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Buyer:

                           Flow International Corporation
                           23500 - 64th Avenue South
                           P.O. Box 97040
                           Kent, WA  98032
                           Attention:  John Leness
                           Phone:  (253) 850-3500
                           Fax:  (253) 813-3280

                           WITH A COPY TO:

                           Preston Gates & Ellis LLP
                           5000 Columbia Center
                           701 Fifth Ave.
                           Seattle, WA  98104-7078
                           Attention:  Robert S. Jaffe
                           Phone:  (206) 623-7580
                           Fax:  (206) 623-7022

                  b)       if to Company:

                           Spearhead Automated Systems, Inc.
                           41211 Vincinti Court
                           Novi, MI  48876
                           Attention:  Stephen R. Howard
                           Phone:  (248) 474-5263
                           Fax:  248-474-5286


                           WITH A COPY TO:

                           Jaffe, Raitt, Heuer & Weiss
                           One Woodward Ave., Suite 2400
                           Detroit, MI  48226
                           Attention:  Stephen G. Schafer
                           Phone: (313) 961-8380
                           Fax: (313) 961-8358

         11.3 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE", "INCLUDES", and "INCLUDING" when used therein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION". The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

         11.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

         11.5 MISCELLANEOUS. This Agreement and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         11.6 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other.
No party will hold itself out as having any authority or relationship in contravention of this Section.

         11.7 TRANSACTIONAL EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of Buyer, Shareholders and Company shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.

         11.8 CONFIDENTIALITY. Each party ("Receiving Party") acknowledges that the Confidential Information of the other party ("Disclosing Party") is the valuable confidential property of the Disclosing Party. Each party agrees to hold Confidential Information received or otherwise obtained from the other in confidence. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any third persons or use it in any manner except as contemplated by this Agreement. The parties further agree that Confidential Information of the Disclosing Party shall be disclosed to the Receiving Party's officers, employees, and third-party consultants, only on a reasonable need-to-know basis and only with instructions to such persons that they comply with the restrictions of this provision. "CONFIDENTIAL INFORMATION" means all information, including all technical and commercial information and data, disclosed by one party to this Agreement to the other or otherwise obtained, directly or indirectly, by one party from the other, in the course of this transaction with respect to Buyer, Company or Shareholders which, at the time it was disclosed to or otherwise obtained by a party, was not rightfully in that party's possession and was not common general public knowledge. This transaction and its terms and conditions shall be treated as Confidential Information. The restrictions of this section shall not, (i) apply to Confidential Information of the Disclosing Party (a) which enters into the public domain through no fault of the Receiving Party, (b) which is disclosed to the Receiving Party by a third party with no restriction on disclosure, or (c) which is independently developed by the Receiving Party; or (ii) prohibit disclosure of Confidential Information of the Disclosing Party when required by a court or governmental agency of competent jurisdiction so long as the Receiving Party takes appropriate steps to attempt to obtain a protective or other such order with respect to such Confidential Information and advises the Disclosing Party as soon as reasonably possible of the requirement to make such disclosure; or (iii) restrict Buyer in its due diligence. This confidentiality and nondisclosure section shall, except as provided herein, survive termination of this Agreement and the Closing.

         Notwithstanding the foregoing, the limitations on the use of Confidential Information shall not be construed to limit Buyer's right to make full use of the assets of the Company after the Closing. Except as otherwise provided in this Agreement, the terms of this Agreement and the Transaction shall not be disclosed by either party except to confirm that a sale has occurred after consummation of the Transaction.

         11.9 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the state of Michigan.

         11.10 ARBITRATION. This paragraph shall control the disposition of any claim, controversy, or dispute between the parties to this Agreement and arising out of or related to this Agreement (a "Claim"). Prior to the institution of formal arbitration, a party who has or believes it has a claim shall notify the other party of such Claim and include a short statement of the facts and circumstances supporting the Claim. Both parties shall then meet and in good faith attempt to resolve the Claim within twenty (20) days thereof. In the event the parties cannot resolve the Claim within such period of time, either party may submit the Claim to the American Arbitration Association in accordance with its Commercial Arbitration Rules and Expedited Procedures except as specified below. The parties shall cooperate and endeavor to appoint a single, mutually acceptable arbitrator within twenty (20) days of filing of a Claim. Such arbitrator need not be a member of the American Arbitration Association Commercial Panel. In the event the parties are unable to agree to the appointment of such an arbitrator within such time, they shall request the American Arbitration Association to furnish a list of ten (10) of its approved commercial arbitrators. Within twenty (20) days of the receipt of such list, the parties shall have the opportunity to strike three (3) proposed arbitrators and shall rank the remaining proposed arbitrators in order of preference (one being first preference). The American Arbitration Association shall appoint the person with the lowest total score who does not have a conflict. That person shall be the sole arbitrator in arbitrating the Claim or Claims. the arbitrator shall allow and order such reasonable discovery as the parties request, consistent with the parties' desire to have an efficient but fair resolution of any Claim(s). the arbitrator shall be required to schedule a hearing on any claim as soon as possible after the completion of any necessary discovery and issue an award within thirty (30) days of such hearing. Such a ruling shall, as the arbitrator deems appropriate, apportion costs of the arbitration. the decision of the arbitrator shall be binding and conclusive as to all parties hereto and a judgment upon such award may be entered in any court of competent jurisdiction. The arbitration shall take place in Southfield, Michigan and no other place.


         (THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK)

                    SIGNATURE PAGE - ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, Buyer, Company, and Shareholders have caused this Agreement to be executed by their respective and duly authorized officers, have duly executed this Agreement, all as of the date first written above.


FLOW INTERNATIONAL CORPORATION                SPEARHEAD AUTOMATED SYSTEMS, INC.


By ______________________________             By ______________________________
    Ronald Tarrant, Chairman,                 Its  ____________________________
    Chief Executive Officer and President

LIBERTY TOOL AND ENGINEERING
CORPORATION


By ______________________________             _________________________________
Its  ____________________________             Stephen R. Howard

                                    EXHIBITS


Exhibit 8.2.5 - Employment Agreement
Exhibit 8.2.6 -- Non-Compete Agreement

                                  SCHEDULE 2.1


1.       Desk and furnishings in Stephen R. Howard's office

2.       Artwork and artifacts in Stephen R. Howard's office

3.       Framed travel and sports posters in office

4.       Framed auto prints in superintendent's office

5.       Rights to season tickets to the Detroit Red Wings and Detroit Tigers

6.       Trophy case in lobby (owned by Stephen R. Howard)

                                  SCHEDULE 2.2


1. All liabilities set forth on May 31, 1999 Balance Sheet, as adjusted through the Closing Date as a result of transactions in the ordinary course of business